Exhibit 10.72
VOTING AGREEMENT
     This Voting Agreement (“Agreement”) is entered into as of April 14, 2008 by and among Irvine Sensors Corporation, a Delaware corporation (“Irvine” or the “Company”) and the parties whose signatures are affixed hereto (“Shareholders”), for the benefit of Longview Fund L.P., and Alpha Capital Anstalt (collectively, “Subscribers”).
     WHEREAS, Irvine has entered into a subscription agreement and transaction documents for the sale of an aggregate of 133,332 Shares of Series A-1 Preferred Stock to Subscribers dated as of April 14, 2008 (“Subscription Agreement”); and
     WHEREAS, pursuant to the provisions of the Subscription Agreement, Irvine covenants and agrees to diligently attempt to obtain the approval of its stockholders for the Approval as defined in Section 5(a) of the Subscription Agreement; the contingent reverse split described in Section 5(c); and the approval of an increase in the Company’s authorized Common Stock, as described in Section 5(e) of the Subscription Agreement (collectively, all of the above being the “Stockholder Approval”); and
     WHEREAS, as of the date hereof, the Shareholders own or exercise voting control over the number of shares of Irvine’s Common Stock as set forth on Schedule 5(a) to the Subscription Agreement (“Shares”), a copy of which is annexed hereto; and
     WHEREAS, as a condition to Subscribers entering into the Subscription Agreement, Shareholders have agreed to vote in favor of the Stockholder Approval.
     NOW THEREFORE, the parties agree as follows:
     1. Agreement to Vote Shares. Each Shareholder agrees that, until the first to occur of (i) the Preferred Stock is no longer outstanding, or (ii) the Stockholder Approval is obtained, or (iii) July 31, 2009, such Shareholder shall vote all of the Shares now or hereinafter directly or indirectly owned (of record or beneficially) and over which Shareholder has voting control in favor of the Stockholder Approval.
     2. Covenants. Each Shareholder agrees with respect to itself and the Shares it owns that until the next meeting of the Company’s stockholders after the date hereof and any adjournments thereof at which the components of the Stockholder Approval are presented to the Company’s stockholders for approval:
          (a) It shall not, except consistent with the terms of this Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby, or (iv) grant any proxies or powers of attorney with respect to any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to such Shares. Notwithstanding the foregoing, each Shareholder may transfer its Shares if (i) pursuant to an already existing Rule 10b5-1 plan, or (ii) such transferee becomes a party to and bound by all of the terms of this Agreement.
          (b) It will not enter into any transaction, take any action, or directly or indirectly cause any event to occur that would result in any of the representations or warranties of each

Shareholder herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction, action or event.
     3. Representations and Warranties. Each Shareholder represents and warrants with respect to itself and the Shares it owns that:
          (a) It is the record or beneficial owner or exercises voting control of the number of Shares set forth on Schedule 5(a) opposite its name and, except for the Shares, it is not the record or beneficial owner of any other shares of the Company’s Common Stock.
          (b) This Agreement has been duly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms. Each Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation by each Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which each Shareholder is a party or bound or to which the Shares are subject which would materially impair the ability of each Shareholder to perform hereunder. Consummation by each Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to each Shareholder or the Shares.
          (c) The Shares owned by each Shareholder and the certificates representing such Shares are now and at all times during the term hereof will be held by each Shareholder or by a nominee or custodian for its benefit, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable securities laws.
     4. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by it and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such person’s heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock by each Shareholder, this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by each Shareholder. In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.
     5. Specific Enforcement of Voting Agreement. Each Shareholder expressly acknowledges that damages alone will not be adequate remedy for any breach by each Shareholder of this Agreement and that the Company, in addition to any other remedies it may have, will be entitled as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by each Shareholder of the provisions of this Agreement.

     6. Miscellaneous.
          (a) All communication under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, to:
Irvine Sensors Corporation
3001 Red Hill Avenue
Costa Mesa, CA 92650
Attn: Chief Financial Officer
Fax: (714) 444-8773
With a copy by facsimile only to:
Dorsey & Whitney LLP
38 Technology Drive
Irvine, CA 92618
Attn: Ellen S. Bancroft, Esq.
Fax: (949) 271-5318
If to each Shareholder:
To the addresses and fax numbers listed on Schedule A hereto
With a copy by facsimile only to:
Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, New York 10176
Fax: (212) 697-3575
          (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          (c) This Agreement constitutes the entire agreement relating to the subject matter covered herein, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
          (d) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that this Agreement shall be binding upon each Shareholder and its successors and assigns and except as provided in Section 2(a).
          (e) The construction and performance of this Agreement will be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (f) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.
          (g) Each Shareholder hereby agrees that irreparable damage would occur and that the Company would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches by each Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of New York or a New York state court.
          (h) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless is shall be in writing and signed by such party.
          (i) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers all as of the day and year first above written.

IRVINE SENSORS CORPORATION
By:	/s/ JOHN C. CARSON
John C. Carson
President and Chief Executive Officer

SHAREHOLDERS

/s/ MEL R. BRASHEARS
Mel R. Brashears

/s/ JOHN C. CARSON
John C. Carson

/s/ MARC DUMONT
Marc Dumont

/s/ THOMAS M. KELLY
Thomas M. Kelly

/s/ VOLKAN OZGUZ
Volkan Ozguz

/s/ CLIFFORD PIKE
Clifford Pike

/s/ FRANK RAGANO
Frank Ragano

/s/ ROBERT RICHARDS
Robert Richards

/s/ JOHN J. STUART, JR.
John J. Stuart, Jr.

/s/ DARYL SMETANA
Daryl Smetana

/s/ PETE KENEFICK
Pete Kenefick

SCHEDULE 5(a)

NUMBER OF SHARES
SHAREHOLDER	OWNED
Melvin R. Brashears	244,483
John C. Carson	1,413,099
Marc Dumont	105,022
Thomas M. Kelly	129,483
Volkan Ozguz	54,720
Clifford Pike	118,966
Frank Ragano	61,833
Robert G. Richards	218,713
John J. Stuart, Jr.	362,811
Daryl Smetana	87,310
Peter Kenefick	78,966